Exhibit 99.1

2013

Third Quarter

Report

Message to Our Stockholders:

As we enter the final quarter of 2013, I am pleased to report the earnings for National Bankshares, Inc. for the third quarter. Even though we faced a challenging operating environment complicated by further regulatory requirements, we reported net income of approximately $4.52 million for the three months ended September 30, 2013, an increase of $224 thousand, or 5.22%, compared to the $4.29 million reported for the same period in 2012. For the nine months ended September 30, 2013, your Company had net income of almost $13.17 million, up $106 thousand, or 0.81%, above the total reported for the first nine months of 2012. At September 30, 2013, the Company had total assets of $1.08 billion.

Basic earnings per share were $1.90 which compares with $1.88 reported for the nine months ended September 30, 2012. Basic earnings per share for the third quarter of 2013 were $0.65 which compares with $0.62 for the third quarter last year. The return on average assets for the nine months ended September 30, 2013 was 1.61% compared to 1.62% in 2012. The return on average equity was 11.70% and 12.14% for the same two periods.

By the end of the third quarter of 2013, we also initiated a number of technology and process improvements that we believe are providing an even better customer experience. These upgrades include our new mobile banking application and a new debit card and ATM data system to better serve our customers. We will continue to refine and efficiently manage our operations to bring the best community banking services and products to our customers and value to our stockholders.

On behalf of the directors, officers and employees, thank you for your support.

James G. Rakes Chairman, President and Chief Executive Officer

National Bankshares

101 Hubbard Street / P.O. Box 90002

Blacksburg, Virginia 24062-9002

National Bankshares, Inc.

Board of Directors

Lawrence J. Ball

President

Moog Components Group

John E. Dooley Chief Executive Officer

Virginia Tech Foundation, Inc.

Charles E. Green, III

Financial Planner

AXA Advisors, LLC

Jack M. Lewis

President

New River Community College

Mary G. Miller

President

Interactive Design & Development, Inc.

William A. Peery

President

Cargo Oil Co., Inc.

James G. Rakes

Chairman, President and CEO,

National Bankshares, Inc.;

Chairman, President and CEO,

National Bank;

Chairman, President and CEO,

National Bankshares Financial Services, Inc.

Glenn P. Reynolds

President

Reynolds Architects

Incorporated

James M. Shuler

Vice Chairman of the Board

Virginia House of Delegates, Retired

Mission Statement

National Bankshares, Inc. strives to be an exceptional community bank holding company dedicated to providing shareholder value by offering financial services to customers through subsidiary financial institutions and affiliated companies in an efficient, friendly, personalized and cost-effective manner. We recognize that to do this, our financial institutions must retain the ability to make decisions locally and must actively participate in the communities they serve. We are committed to offering competitive and fair employment opportunities and to maintaining the highest standards in all aspects of our business.

National Bankshares, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

($ In thousands, except share data)	September 30, 2013	September 30, 2012
Assets
Cash and due from banks	$13,806	$12,445
Interest-bearing deposits	62,776	67,394
Securities available for sale, at fair value	193,639	198,079
Securities held to maturity (fair value 160,676 in 2013 and $172,163 in 2012)	164,752	161,728
Mortgage loans held for sale	617	3,015
Loans:
Loans, net of unearned income and deferred fees	590,664	591,461
Less allowance for loan losses	(8,090)	(8,254)
Loans, net	582,574	583,207
Bank premises and equipment, net	10,025	10,491
Accrued interest receivable	6,044	6,291
Other real estate owned, net	973	1,894
Intangible assets	8,568	9,648
Bank-owned life insurance	21,020	20,346
Other assets	12,609	6,434
Total assets	$1,077,403	$1,080,972

Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	$147,928	$147,346
Interest-bearing demand deposits	453,044	418,482
Savings deposits	73,952	66,576
Time deposits	248,574	291,979
Total deposits	923,498	924,383
Other borrowed funds	---	---
Accrued interest payable	97	178
Other liabilities	7,514	6,013
Total liabilities	931,109	930,574
Stockholders’ equity:
Preferred stock of no par value. Authorized 5,000,000 shares; none issued and outstanding	---	---
Common stock of $1.25 par value. Authorized 10,000,000 shares; issued and outstanding 6,947,974 shares in 2013 and 6,943,974 shares in 2012	8,685	8,680
Retained earnings	153,578	143,383
Accumulated other comprehensive loss, net	(15,969)	(1,665)
Total stockholders’ equity	146,294	150,398
Total liabilities and stockholders’ equity	$1,077,403	$1,080,972

This financial information is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the 10/17/13 Earnings Press Release and our SEC Filings found at www.sec.gov and on the company’s web site at www.nationalbankshares.com.

National Bankshares, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

($ In thousands, except per share data)	September 30, 2013	September 30, 2012
Interest Income
Interest and fees on loans	$24,707	$26,554
Interest on interest-bearing deposits	161	187
Interest on securities – taxable	5,007	4,991
Interest on securities – nontaxable	4,847	4,801
Total interest income	34,722	36,533

Interest Expense
Interest on time deposits of $100 or more	694	1,171
Interest on other deposits	3,921	4,900
Interest on other borrowed funds	---	---
Total interest expense	4,615	6,071
Net interest income	30,107	30,462
Provision for loan losses	1,329	2,554
Net interest income after provision for loan losses	28,778	27,908

Noninterest Income
Service charges on deposit accounts	1,922	1,956
Other service charges and fees	139	130
Credit card fees	2,427	2,441
Trust income	867	1,037
Bank-owned life insurance	546	605
Other income	502	341
Realized securities gains, net	2	33
Total noninterest income	6,405	6,543

Noninterest Expense
Salaries and employee benefits	8,963	9,014
Occupancy and furniture and fixtures	1,230	1,181
Data processing and ATM	1,288	1,206
FDIC assessment	408	343
Credit card processing	1,854	1,817
Intangibles and goodwill amortization	809	812
Net costs of other real estate owned	192	209
Franchise taxes	803	646
Other operating expense	2,637	2,302
Total noninterest expense	18,184	17,530
Income before income tax expense	16,999	16,921
Income tax expense	3,831	3,859
Net income	$13,168	$13,062
Basic net income per share	$1.90	$1.88